U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 2, 2022
ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E Maplewood Ave, Suite 210, Greenwood Village, CO 80111
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ADES	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.
On September 2, 2022, (the "Agreement Date"), a subsidiary of Advanced Emissions Solutions, Inc. (the "Company), ADA Carbon Solutions (Operations), LLC (the "Seller"), entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with Caddo Creek Resources Company, L.L.C. (the "Buyer") to sell all of its membership interests in Marshall Mine LLC to the Buyer (the "Transaction") in exchange for a cash payment to be made by the Seller to the Buyer of approximately $2.4 million (the "Purchase Price") and the assumption by the Buyer of certain liabilities of Marshall Mine LLC. The Buyer previously operated the Marshall Mine on behalf of Marshall Mine LLC and is currently performing final mine reclamation under a fixed price contract.
The Purchase Price shall be adjusted for items as follows: (1) increased or reduced as agreed upon the Seller and Buyer (collectively, the "Parties"); (2) increased or decreased by income, proceeds, receipts and credits earned with respect to the assets and operations of Marshall Mine LLC between signing and closing of the Transaction, (3) increased by any amounts that are, or under US GAAP should be, accrued as liabilities of Marshall Mine LLC as of the closing of the Transaction, as more fully described in the Purchase Agreement; and (4) decreased by agreed amounts which escalate depending on the timing of closing if it occurs after January 1, 2023.
Under the terms of the Purchase Agreement, the Parties have agreed to a proration of taxes associated with income, property and/or operations of Marshall Mine LLC for tax periods that begin on or before the Closing Date and end after the Closing Date (the "Straddle Periods"), whereby the Seller will be responsible for the portion of taxes due for the period from the beginning of a Straddle Period through the Closing Date and the Buyer will be responsible for the portion of taxes due for the period beginning from the day after the Closing Date to the end of the Straddle Period.
The obligations of the Parties to close the Transaction is subject to certain customary closing conditions as set forth in the Purchase Agreement, including, but not limited to, (1) obtaining the approval of the Railroad Commission of Texas (the "Commission") for an operating permit in the name of the Buyer or an affiliate of the Buyer; and (2) the Buyer replacing the Seller’s surety bond with a reclamation performance bond, letter of credit or other form of security to which the Buyer or an affiliate of the Buyer is the principal that is satisfactory to the Commission. The Purchase Agreement may be terminated: (1) by mutual consent of the Buyer and the Seller at any time prior to the Closing Date; (2) by the Buyer or Seller, if the Closing has not occurred within one year after the Agreement Date, unless the failure of the consummation of the Closing shall be due to the failure of the party wishing to terminate to comply in all material aspects with the agreements and covenants contained therein; (3) if there is a material breach (by either Buyer or Seller) of any representation, warranty, covenant or agreement contained in the Purchase Agreement that is not cured within a specified time frame; and (4) if the Transaction is prohibited by governmental authority in a final, non-appealable order or applicable law.
As of the Agreement Date, Marshall Mine LLC had outstanding liabilities of approximately $4.8 million, which the Company expects to be fully discharged upon payment of the Purchase Price. Because the Closing Date is uncertain, primarily due to a date uncertain for the Parties to receive approval of the Buyer's operating permit and surety bond by the Commission, the Company is currently unable to state the accounting period during which it will recognize the Transaction.
The above description of the material terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto.

Item 7.01	Regulation FD Disclosure.
On September 6, 2022, the Company issued a press release announcing the entry into the Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Form 8-K.
The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement between Caddo Creek Resources Company, L.L.C., as Buyer, and ADA Carbon Solutions (Operations), LLC, as Seller dated as of September 2, 2022*
99.1	Press release dated September 6, 2022
104	Cover Page Interactive Data File

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2022

Advanced Emissions Solutions, Inc.
Registrant

/s/ Greg Marken
Greg Marken
Chief Executive Officer